As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ILLUMINA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0804655
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, California	92122
(Address of Principal Executive Offices)	(Zip Code)

Illumina, Inc. 2015 Stock and Incentive Plan

(Full Title of the Plan)

Jay T. Flatley

Chief Executive Officer

Illumina, Inc.

5200 Illumina Way, San Diego, California 92122

(Name and Address of Agent for Service)

(858) 202-4500

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock(1), $0.01 par value per share	8,256,076	$215.63	$1,780,257,667.88	$206,865.94

(1)	The shares of common stock, par value $0.01 per share (“Common Stock”), are issuable pursuant to the Illumina, Inc. 2015 Stock and Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be offered or delivered under the Plan to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions. No additional registration fee is included for these shares.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act based upon the average of the high and low prices of the Common Stock as reported on The NASDAQ Global Select Market on August 4, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Illumina, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with the Illumina, Inc. 2015 Stock and Incentive Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 18, 2015, and the Registrant’s Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 28, 2014, filed with the Commission on July 15, 2015.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 29, 2015, filed with the Commission on May 1, 2015, and for the quarterly period ended June 28, 2015, filed with the Commission on July 31, 2015; and the Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2015, January 12, 2015, January 27, 2015, February 2, 2015, April 21, 2015, May 29, 2015, June 25, 2015, July 21, 2015, and July 22, 2015 (and provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this registration statement).

(c) The description of the Registrant’s Common Stock contained in the registration statement on the Registrant’s Form 8-A filed with the Commission on April 14, 2000, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Scott M. Davies, Esq., Sr. Director, Legal – Corporate and Commercial, of the Registrant, has rendered an opinion as to the legality of the Registrant’s Common Stock offered hereby. Mr. Davies is also eligible to participate in and purchase shares of the Registrant’s Common Stock under the Plan.

ITEM 6.	Indemnification of Directors and Officers.

Registrant’s amended and restated certificate of incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), the personal liability of Registrant’s directors to Registrant or Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director. Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also require Registrant to indemnify Registrant’s directors and officers to the fullest extent permitted by the DGCL. Pursuant to these provisions, Registrant has entered into indemnity agreements with each of their directors and certain of their officers.

Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful.

These provisions do not eliminate the duty of care, and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, may remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to Registrant or Registrant’s stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. These provisions also generally do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Registrant’s amended and restated bylaws also expressly permit Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Registrant would have the power to indemnify him or her against such liability under the DGCL. Pursuant to this provision, Registrant has acquired director and officer insurance policies that cover Registrant’s directors and executive officers.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

See Index to Exhibits.

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 7, 2015.

ILLUMINA, INC.

By:	/s/ Jay T. Flatley
Jay T. Flatley
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Jay T. Flatley and Marc A. Stapley, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 7, 2015.

Signature	Position

/s/ Jay T. Flatley	Chief Executive Officer and Director (principal executive officer)
Jay T. Flatley

/s/ Marc A. Stapley	Senior Vice President and Chief Financial Officer (principal financial officer)
Marc A. Stapley

/s/ Michel Bouchard	Vice President and Chief Accounting Officer (principal accounting officer)
Michel Bouchard

/s/ Francis A. deSouza	President and Director
Francis A. deSouza

/s/ William H. Rastetter	Chairman of the Board
William H. Rastetter

/s/ A. Blaine Bowman	Director
A. Blaine Bowman

/s/ Daniel M. Bradbury	Director
Daniel M. Bradbury

/s/ Karin Eastham	Director
Karin Eastham

/s/ Robert S. Epstein	Director
Robert S. Epstein

/s/ Jeffrey T. Huber	Director
Jeffrey T. Huber

/s/ David R. Walt	Director
David R. Walt

/s/ Roy A. Whitfield	Director
Roy A. Whitfield

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, executed on September 16, 2008 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed September 23, 2008).

4.2	Bylaws of the Registrant, revised as of April 22, 2010 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed April 27, 2010).

4.3	Illumina, Inc. 2015 Stock and Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement, filed April 8, 2015).

5.1*	Opinion of Scott M. Davies, Esq. regarding the validity of the securities being registered.

23.1*	Consent of Scott M. Davies, Esq. (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included with signature page).

*	Filed herewith